UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2005 (June 20, 2005)

Corrections Corporation of America

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Burton Hills Boulevard, Nashville, Tennessee 37215

(Address of principal executive offices) (Zip Code)

(615) 263-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On June 20, 2005, Corrections Corporation of America (the “Company”) announced the appointment of Anthony M. DaDante as Executive Vice President and Chief People Officer. Mr. DaDante fills this newly created position and will report directly to John D. Ferguson, the Company’s President and Chief Executive Officer. The Company will employ Mr. DaDante pursuant to the terms of an employment agreement.

     The terms of Mr. DaDante’s employment agreement are generally as described below, subject in all respects to the terms and conditions of the employment agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein in its entirety by this reference.

          Duties. Mr. DaDante will serve as the Chief People Officer of the Company and such other office or offices to which he may be appointed or elected by the Board of Directors of the Company. Subject to the direction and supervision of the Board of Directors of the Company, Mr. DaDante will perform such duties as are customarily associated with the office of Chief People Officer and such other offices to which he may be appointed or elected by the Board of Directors.

          Term. Subject to the termination provisions described below, the term of the agreement expires on December 31, 2005 and is subject to three one-year automatic renewals unless either party gives not less than 60 days prior written notice to the other party that it is electing not to extend the agreement.

          Compensation. The agreement provides for an annual salary of $245,000, as well as customary benefits, including a bonus pursuant to the Company’s cash compensation incentive plan, stock options or restricted stock awards pursuant to the Company’s equity incentive plan, life and health insurance, and reimbursement for membership fees in connection with Mr. DaDante’s membership in professional and civic organizations which are approved in advance by the Company. Pursuant to the terms of the agreement, the Company will also reimburse Mr. DaDante for all reasonable travel and other business expenses incurred by Mr. DaDante in performance of his duties. Mr. DaDante’s compensation payable under the agreement is subject to annual review by the Board of Directors, or a committee or subcommittee thereof to which compensation matters have been delegated, and may be increased based on his personal performance and the performance of the Company. The Agreement also provides for a one-time grant to Mr. DaDante’s on his first day of employment of (i) an option to purchase 37,000 shares of common stock of the Company at the market value as determined at the close of business on his first date of employment and (ii) an award of 14,060 shares of restricted stock pursuant to the Plan. Each of these awards are subject to the terms of the Company’s Amended & Restated 2000 Stock Incentive Plan and a separate award agreement.

          Termination of Agreement. Under the agreement, if the Company terminates the employment of Mr. DaDante “with cause,” it is only required to pay Mr. DaDante his salary through the date of such termination. If the Company terminates the employment of Mr. DaDante “without cause,” including non-renewal by the Company, the Company generally is required to pay a cash severance payment equal to his annual base salary then in effect, payable in accordance with a predetermined schedule based on the date of termination. In the event of termination in connection with a “change in control,” whether by resignation or otherwise, Mr. DaDante will be entitled to receive (i) a lump sum cash payment equal to 2.99 times his base salary then in effect, (ii) certain tax reimbursement payments, and (iii) coverage under existing life, medical, disability, and health insurance plans for a period of one year.

          Non-Competition. Pursuant to the terms of the agreement, Mr. DaDante is prohibited from competing with the Company during the term of his employment and for a period of one year following termination of employment. Mr. DaDante is also subject to certain confidentiality and non-disclosure provisions during this period.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On June 20, 2005, the Company announced the appointment of Anthony M. DaDante, age 47, as the Company’s new Executive Vice President and Chief People Officer. Mr. DaDante will assume his new position with the Company effective June 20, 2005. The Company will employ Mr. DaDante pursuant to the terms of the Employment Agreement attached to this Form 8-K as Exhibit 10.1, and as described in this Form 8-K above under Item 1.01.

     In this newly-created role, Mr. DaDante will be responsible for the oversight of the strategic human resources function, including human resource administration and compliance, training and development and compensation and benefits. Mr. DaDante has nearly 25 years of experience in human resources, labor issues, employee relations and internal communications, as well as achieving global recognition with his work in large system change processes. His most recent experience is with Mattel Brands, a manufacturer of toys. During his more than seven years at Mattel, Mr. DaDante served in many executive human resource capacities both domestically and internationally. Most recently, Mr. DaDante served in an executive general management role with the Hot Wheels Brand.

     Prior to his tenure at Mattel Brands, Mr. DaDante served as Global Vice President, Human Resources of Vickers, Inc. In addition, Mr. DaDante served in a variety of human resource, organizational development and internal communications roles with AlliedSignal Corporation, Wang Laboratories, Harley-Davidson and Hewlett Packard.

     Mr. DaDante holds a B.A. from State University of New York in Buffalo, an M.B.A. from Boston College, and is a graduate of the Harvard Strategic Human Resource Program.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1	Employment Agreement, dated as of June 20, 2005, with Anthony M. DaDante.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: June 22, 2005	CORRECTIONS CORPORATION OF AMERICA
	By:	/s/ Irving E. Lingo, Jr.
Irving E. Lingo, Jr.
Executive Vice President and Chief Financial Officer